Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Third Quarter 2013 Operating Results

Baton Rouge, LA – November 6, 2013 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30, 2013.

Three Months Results

Lamar reported net revenues of $323.2 million for the third quarter of 2013 versus $306.3 million for the third quarter of 2012, a 5.5% increase. Operating income for the third quarter of 2013 was $69.3 million as compared to $63.5 million for the same period in 2012. Lamar recognized $18.3 million in net income for the third quarter of 2013 compared to net income of $11.5 million for the third quarter of 2012.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net income at the end of this release) for the third quarter of 2013 was $147.6 million versus $140.6 million for the third quarter of 2012, a 5.0% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the third quarter of 2013 was $87.8 million as compared to $77.7 million for the same period in 2012, a 13.0 % increase.

Pro forma net revenue for the third quarter of 2013 increased 2.1% and pro forma Adjusted EBITDA increased 1.6% as compared to the third quarter of 2012. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2012 period for acquisitions and divestitures for the same time frame as actually owned in the 2013 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Nine Months Results

Lamar reported net revenues of $931.3 million for the nine months ended September 30, 2013 versus $877.4 million for the same period in 2012, a 6.1% increase. Operating income for the nine months ended September 30, 2013 was $165.5 million as compared to $153.8 million for the same period in 2012. Adjusted EBITDA for the nine months ended September 30, 2013 was $406.0 million versus $378.6 million for the same period in 2012. There was net income of $33.5 million for the nine months ended September 30, 2013 as compared to net income of $2.6 million for the same period in 2012.

Free Cash Flow for the nine months ended September 30, 2013 increased 14.8% to $224.5 million as compared to $195.6 million for the same period in 2012.

Liquidity

As of September 30, 2013, Lamar had $425.7 million in total liquidity that consists of $243.0 million available for borrowing under its revolving senior credit facility and approximately $182.7 million in cash and cash equivalents.

Senior Notes Redemption

As previously announced, the Company’s wholly owned subsidiary, Lamar Media Corp., intends to redeem in full all $350 million in aggregate principal amount of its 9 3/4% Senior Notes due 2014 (the “Notes”) on December 4, 2013 (the “Redemption Date”) at a redemption price equal to 100% of the aggregate principal amount of outstanding Notes plus a make whole amount and accrued and unpaid interest to (but not including) the Redemption Date. The redemption will be made in accordance with the terms of the indenture governing the Notes.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell with respect to the Notes or any other securities.

Real Estate Investment Trust Update

As previously announced, Lamar is actively considering an election to real estate investment trust (REIT) status and is currently evaluating the steps necessary to implement conversion to a REIT. In conjunction with this review, Lamar submitted a private letter ruling request to the U.S. Internal Revenue Service (the “IRS”) in November of 2012 regarding a potential REIT election. Lamar has been advised by the IRS that its study of the current legal standards it uses to define “real estate” for purposes of the REIT provisions of the U.S. Internal Revenue Code is ongoing and that Lamar’s private letter ruling request remains under review. The timing of any response to Lamar’s ruling request is uncertain and may be delayed due to the ongoing IRS study. Based on current information, Lamar has no reason to conclude that it will not be in a position to convert to a REIT effective for the taxable year beginning January 1, 2014. Lamar intends to complete a corporate restructuring to be in compliance with REIT rules prior to December 31, 2013.

Lamar’s decision to proceed with a REIT election is subject to the approval of its board of directors. A favorable IRS ruling, if received, does not guarantee that Lamar would succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election. Lamar may not ultimately pursue a conversion to a REIT, and it can provide no assurance that a REIT conversion, if completed, will be successfully implemented or achieve the intended benefits.

Guidance

For the fourth quarter of 2013 the Company expects net revenue to be approximately $314 million to $317 million. On a pro forma basis this represents an increase of approximately 0.5% to 1.5%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the fourth quarter of 2013; our consideration of an election to real estate investment trust status; our ability to complete the REIT conversion effective for the taxable year beginning January 1, 2014; and our expected senior notes redemption. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) our ability to qualify as a REIT, including restructuring our operations to comply with applicable REIT rules; (6) the regulation of the outdoor advertising industry; (7) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; and (8) the market for our Class A common stock. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income (loss), cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Wednesday, November 6, 2013 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Pass Code:	Lamar

Replay:	1-334-323-7226
Pass Code:	75659084
Available through Wednesday, November 13, 2013 at 11:59 p.m. eastern time
Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Wednesday, November 13, 2013 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre
Chief Financial Officer (225) 926-1000 KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net revenues	$323,184	$306,286	$931,347	$877,396

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	109,640	103,845	326,882	312,339
General and administrative expenses (exclusive of depreciation, amortization and non-cash compensation)	53,814	50,167	160,207	151,071
Corporate expenses (exclusive of depreciation, amortization and non-cash compensation)	12,150	11,707	38,295	35,338
Non-cash compensation	5,912	3,869	23,107	10,902
Depreciation and amortization	73,183	73,915	219,492	219,283
Gain on disposition of assets	(787)	(739)	(2,094)	(5,309)

	253,912	242,764	765,889	723,624

Operating income	69,272	63,522	165,458	153,772

Other expense (income)
Loss on extinguishment of debt	—	1,984	—	31,956
Interest income	(42)	(147)	(121)	(270)
Interest expense	37,677	38,534	112,264	117,081

	37,635	40,371	112,143	148,767

Income before income tax expense	31,637	23,151	53,315	5,005
Income tax expense	13,297	11,655	19,790	2,403

Net income	18,340	11,496	33,525	2,602
Preferred stock dividends	91	91	273	273

Net income applicable to common stock	$18,249	$11,405	$33,252	$2,329

Earnings per share:
Basic income per share	$0.19	$0.12	$0.35	$0.02

Diluted income per share	$0.19	$0.12	$0.35	$0.02

Weighted average common shares outstanding:
- basic	94,528,877	93,423,063	94,282,629	93,265,621
- diluted	94,927,069	93,729,512	94,692,129	93,550,891

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$147,580	$140,567	$405,963	$378,648
Interest, net	(33,373)	(34,057)	(100,789)	(103,710)
Current tax expense	(1,368)	(521)	(2,753)	(1,304)
Preferred stock dividends	(91)	(91)	(273)	(273)
Total capital expenditures (1)	(24,956)	(28,205)	(77,677)	(77,747)

Free cash flow	$87,792	$77,693	$224,471	$195,614

(1)	See the capital expenditures detail included below for a breakdown by category.

	September 30, 2013	December 31, 2012
Selected Balance Sheet Data:
Cash and cash equivalents	$182,665	$58,911
Working capital (deficit)	(136,973)	103,778
Total assets	3,625,422	3,514,030
Total debt (including current maturities)	2,142,814	2,160,854
Total stockholders’ equity	933,491	874,833

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Other Data:
Cash flows provided by operating activities	$142,730	$119,326	$294,684	$253,349
Cash flows used in investing activities	(74,791)	(68,250)	(157,043)	(127,344)
Cash flows used in financing activities	(4,482)	(112,130)	(13,293)	(121,582)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$142,730	$119,326	$294,684	$253,349
Changes in operating assets and liabilities	(28,043)	(11,769)	12,686	24,593
Total capital expenditures	(24,956)	(28,205)	(77,677)	(77,747)
Preferred stock dividends	(91)	(91)	(273)	(273)
Other	(1,848)	(1,568)	(4,949)	(4,308)

Free cash flow	$87,792	$77,693	$224,471	$195,614

Reconciliation of Adjusted EBITDA to Net income:
Adjusted EBITDA	$147,580	$140,567	$405,963	$378,648
Less:
Non-cash compensation	5,912	3,869	23,107	10,902
Depreciation and amortization	73,183	73,915	219,492	219,283
Gain on disposition of assets	(787)	(739)	(2,094)	(5,309)

Operating Income	69,272	63,522	165,458	153,772

Less:
Interest income	(42)	(147)	(121)	(270)
Loss on extinguishment of debt	—	1,984	—	31,956
Interest expense	37,677	38,534	112,264	117,081
Income tax expense	13,297	11,655	19,790	2,403

Net income	$18,340	$11,496	$33,525	$2,602

	Three months ended September 30,
	2013	2012	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$323,184	$306,286	5.5%
Acquisitions and divestitures	—	10,190

Pro forma net revenue	$323,184	$316,476	2.1%

Reported direct advertising and G&A expenses	$163,454	$154,012	6.1%
Acquisitions and divestitures	—	5,467

Pro forma direct advertising and G&A expenses	$163,454	$159,479	2.5%

Reported outdoor operating income	$159,730	$152,274	4.9%
Acquisitions and divestitures	—	4,723

Pro forma outdoor operating income	$159,730	$156,997	1.7%

Reported corporate expenses	$12,150	$11,707	3.8%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$12,150	$11,707	3.8%

Reported Adjusted EBITDA	$147,580	$140,567	5.0%
Acquisitions and divestitures	—	4,723

Pro forma Adjusted EBITDA	$147,580	$145,290	1.6%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2012 for acquisitions and divestitures for the same time frame as actually owned in 2013.

	Three months ended September 30,
	2013	2012
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$159,730	$152,274
Less: Corporate expenses	12,150	11,707
Non-cash compensation	5,912	3,869
Depreciation and amortization	73,183	73,915
Plus: Gain on disposition of assets	787	739

Operating income	$69,272	$63,522

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Capital expenditure detail by category
Billboards - traditional	$6,795	$5,917	$19,271	$20,938
Billboards - digital	11,362	12,272	34,965	32,334
Logo	3,050	2,267	7,157	5,547
Transit	26	26	54	110
Land and buildings	428	4,486	6,036	9,401
Operating equipment	3,295	3,237	10,194	9,417

Total capital expenditures	$24,956	$28,205	$77,677	$77,747